EXHIBIT 10.3
NOTICE OF STOCK-SETTLED STOCK APPRECIATION RIGHTS GRANT

Participant:	____________________

Notice:
You have been granted the following stock-settled stock appreciation rights (the “SARs”) in accordance with the terms of the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan (the “Plan”) and the Stock-Settled Stock Appreciation Right Agreement (the “Agreement”) attached hereto.

Type of Award:	Stock -Settled Stock Appreciation Rights

Grant Date:	February 9, 2017

Base Price per Share:	$26.01
Number of Shares of
Common Stock subject

to SARs:	____________

Vesting Schedule:
The exercise of your SARs is subject to the terms of the Plan and this Agreement. Beginning on each of the following dates, which shall be no earlier than one year from the Grant Date, you may exercise your SARs with respect to the corresponding increase in Vesting percentage of the total number of Shares subject to your SARs in accordance with the schedule set forth below.

Vesting Date	Vested Percentage
February 9, 2018	20%
February 8, 2019	40%
February 10, 2020	60%
February 9, 2021	80%
February 9, 2022	100%

Termination:
You must remain continuously employed by Summit Financial Group, Inc. or its affiliates. In the event of your termination of employment, including due to death or Disability, the exercisability and vesting of the SARs will be governed by Paragraph 5 of the Agreement, all subject to the terms and conditions of the Plan.

Expiration Date:	The SARs will expire ten years from the Grant Date, subject to earlier termination as set forth in the Plan and the attached Agreement.

SUMMIT FINANCIAL GROUP, INC. 2014 LONG-TERM INCENTIVE PLAN
STOCK-SETTLED STOCK APPRECIATION RIGHTS AGREEMENT
This Stock-Settled Stock Appreciation Right Agreement (this “Agreement”), effective as of the Grant Date set forth in the Notice of Stock-Settled Stock Appreciation Rights Grant attached hereto (the “Grant Notice”) is made between the Summit Financial Group, Inc. (the “Company”), and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.
WHEREAS, the Company desires to grant an award of stock appreciation rights to the Participant under and pursuant to the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan (the “Plan”);
WHEREAS, the Company desires to evidence the award of a stock appreciation right to the Participant and to have the Participant acknowledge the terms and conditions of the stock appreciation right by this Agreement; and
WHEREAS, the Committee (as defined in the Plan) or its delegate, as applicable, has approved this stock appreciation right award.
NOW, THEREFORE, IT IS AGREED:
1.Definitions. For purposes of this Agreement, all capitalized terms shall have the meaning as set forth in the Plan unless otherwise defined herein.

(a)“Common Stock” shall mean the common stock of the Company, $2.50 par value.

(b)Termination by “Disability” If a Participant’s continuous employment terminates prior to the Termination Date by reason of a permanent disability, as defined in Internal Revenue Code Section 22(e)(3) (the “Code”), as amended from time to time, and as determined by the Committee in its discretion based upon such documentation and information as the Committee may require the Participant to submit for purposes of establishing permanent disability pursuant to this Agreement.

(c)“For Cause Termination” shall mean termination for the conviction of Participant for commission of a felony against the Company or any affiliate.  In the alternative, if Participant is permitted to resign due to conviction of a felon as described above, the Board of Directors may vote to immediately terminate all SARs of such Participant under this Agreement and no SARs shall be exercisable as of the date of such termination, regardless of whether any SAR was vested and exercisable prior to the date of such termination. A majority decision by the Board of Directors is required for termination and forfeiture of the Participant's SARs under the preceding sentence.

2.Grant of the SARs. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, the right to receive from the Company an award of stock equal to the excess, if any, of the Fair Market Value of a share of Common Stock of the Company (each, a “Share”) on the date of exercise over the Base Price (as defined in the Grant Notice, provided that in no event shall the Base Price be less than the Fair Market Value as defined in the Plan on the Date of Grant) per Share (such difference, the “Spread”) multiplied by the number of Shares subject to the SARs with respect to which the SARs shall have been exercised. The Spread shall be payable by the Company only in Shares of Common Stock; provided that to the extent a fractional share is earned, the number of Shares paid shall be rounded down to the nearest whole number and no fractional Share shall be issued.

3.Exercisability of the SARs. The SARs shall become exercisable in accordance with the Vesting Schedule and other terms set forth in the Grant Notice. The SARs shall terminate on the tenth anniversary of the Grant Date stated in the Grant Notice (the “Expiration Date”), subject to earlier termination as set forth in the Plan and this Agreement.

4.Method of Exercise of the SARs. The Participant may exercise the SARs, to the extent then vested and exercisable, by delivering an electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee and in accordance with the procedures established by the Company and the stock plan administrator, specifying the number of Shares with respect to which the SARs are being exercised. The SARs may be exercised at any time as to all or any of the SARs then vested hereunder; provided, however, that the SARs may be exercised only with respect to whole Shares. The Participant hereby acknowledges that his or her ability to exercise the SARs may be restricted by the Company’s Insider Trading Policy.

5. Termination. Except as provided below, the SARs shall terminate and be forfeited upon termination of the Participant’s employment. Notwithstanding anything contained in this Agreement, the SARs shall not be exercised after the Expiration Date.

(a)Death or Disability. The Committee has determined that an acceleration of vesting up to one calendar year is appropriate in the event of a Participant’s death or termination of employment due to Disability, as herein provided. If the Participant’s employment with the Company is terminated due to death or Disability, then the Participant shall immediately vest in the additional percentage of SARs, if any, that would have vested at the Vesting Date which falls after the date of death or date of termination of employment of Participant due to Disability, but within the calendar year in which the Participant died or terminated employment due to Disability, as if, for purposes of Vesting percentage only, the Participant had not died or terminated employment due to Disability, and had continued employment to such Vesting Date. All vested SARs shall be exercisable for a period of two years from the date of death or termination of employment due to Disability; all vested SARs not exercised within said two year period shall be forfeited in their entirety. All unvested SARs, shall be forfeited in their entirety.

(b)For Cause Termination - Regardless of Vesting. If the Participant undergoes a For Cause Termination by the Company, then the SARs shall immediately terminate and no SARs shall be exercisable as of the date of such termination, regardless of whether any SAR was vested and exercisable prior to date of such termination.

(c) Other Terminations. Upon termination of the Participant’s employment by the Company or by the Participant other than under the circumstances described in Paragraphs 5(a) or 5(b), the SARs, to the extent vested and exercisable as of the date of such termination, shall thereafter be exercisable only for a period of ninety (90) days from the date of such termination, and any SAR that was not exercisable as of the date of such termination shall be immediately forfeited.

6.Recapitalization. In the event that the outstanding Common Stock of the Company is changed by reason of a stock dividend, stock split, recapitalization, merger, consolidation, or a combination or exchange of shares, the number of Shares subject to the SARs shall be adjusted in compliance with Section 5 of the Plan.

7.Compliance with Laws and Regulations. The Company shall not be obligated to make any payments pursuant to this Agreement unless the Shares subject to SARs are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding the foregoing, the Company is under no obligation to register any Shares to be issued under this Agreement pursuant to federal or state securities laws. In addition, legal counsel for the Company must be satisfied at the time of exercise that the issuance of the shares of Stock upon exercise will be in compliance with the Securities Act and applicable United States Federal, state, local and foreign laws.

8.Administration. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. All determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Participant and on his legal representatives and beneficiaries. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

9. Tax Withholding.

(a)Participant shall pay to the Company or a designated Subsidiary, promptly upon request, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the SARs.

(b)The Participant acknowledges that the tax laws and regulations applicable to the SARs and the disposition of the shares following the excise of SARs are complex and subject to change. At the time of receipt of a stock award upon the exercise of all or any portion of the SARs, and in any event at the time the Participant recognizes taxable income with respect to the SARs, the Participant shall pay to the Company in cash, or make other arrangements, in accordance with Section 13 of the Plan, for the satisfaction of, any taxes of any kind and social security payments due or potentially payable or required to be withheld with respect to such payment. Regardless of any action the Company takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary), and that the Company does not: (a) make any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the SARs, including the grant or vesting thereof; or (b) commit to structure the terms of the SARs or any aspect of the SARs to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax. In the event, the tax withholding obligations are settled in Shares, the Company will only withhold whole Shares and therefore the Participant also authorizes deduction without notice from salary or other amounts payable to the Participant of cash in an amount sufficient to satisfy the Participant’s remaining tax withholding obligation.

10.Non-Transferability. The SARs shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by him or her; provided, however, that the Committee may, in its discretion, permit the SARs to be transferred subject to such conditions and limitations as the Committee may impose.

11.No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time. The SARs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

12.No Rights as a Stockholder. Neither the Participant nor any other person shall have any rights to dividends or other rights as a stockholder under this Agreement.

13.Consent to Transfer Personal Data. By accepting the SARs, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company, holds certain personal information about the Participant, that may include his or her name, home address and telephone number, date of birth, social security number or other Participant identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all stock options, restricted stock awards or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data amongst itself as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. The Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan, and/or the subsequent holding of shares of stock on the Participant’s behalf by, a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; provided, however, that withdrawing consent may affect the Participant’s ability to participate in the Plan.

14.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15.Other Plans. The Participant acknowledges that any income derived from the exercise of the SARs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.

16. Counterpart Execution. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

17.Section 409A. The SARs are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with or be exempt from Section 409A.

18.Beneficiary. The Participant may designate a beneficiary in accordance with Section 11 of the Plan. If at the time of Participant’s death, there is not an effective beneficiary designation on file or the Participant is not survived by the Participant’s designated beneficiary, Participant’s rights, if any, under the Plan and this Agreement shall be exercisable by the legal representative of Participant’s estate.

19.Governing Law. This Agreement shall be governed by the laws of the State of West Virginia and construed in accordance therewith without giving effect to principles of conflicts of laws.

20.Restrictive Covenant; Clawback.

(a)If, at any time within (A) the ten-year term of this grant; (B) two years after the termination of employment; or (C) two years after the Participant exercises any portion of this grant, whichever is the latest, the Participant, in the determination of the Committee of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

i.Conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;

ii.Material violation of Company policies, including, without limitation, the Company’s Insider Trading Policy;

iii.Solicit, cause or induce any current contract holder or customer of Company or any affiliate to purchase services or products that compete directly or indirectly, with services or products offered by Company or any affiliate;

iv.Do anything to cause, persuade or encourage any contract holder or customer of Company or any affiliate to reduce, discontinue or terminate any Company policy, contract, product or service of any kind;

v.Do anything to cause, persuade or encourage any employee or agent of Company or any affiliate to terminate their affiliation with Company or any affiliate;

vi.Disclose or misuse any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company or any affiliate; or

vii.Without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a competing business, as reasonably determined by the Board, within a seventy-five (75) mile radius of any office or branch owned by the Company or any of its Subsidiaries or affiliates, or engage during such period in any of the activities that comprise a competing business in said geographic area; provided, however, that the provisions of this Section shall apply solely to those activities of a competing business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries or affiliates during the twelve (12) month period preceding termination of the Participant’s employment;

then this SAR Award and all grants of stock appreciation rights under this Agreement held by the Participant shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and the total of the gain realized by the Participant from the exercise of all or a portion of any grant of stock appreciation rights under this Agreement shall be repaid by the Participant to the Company. Such gain shall be calculated for each date on which SARs have been exercised based on the Spread for such date multiplied by the number of Shares subject to the SARs exercised on such date, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the rate of interest on judgments and decrees for the payment of money as set by the administrative office of the Supreme Court of Appeals of West Virginia on an annual basis in accordance with West Virginia Code Section 56-6-31. The total of the sum of the gain for each such date of exercise, plus the total of the sum of all such interest, shall be the amount to be repaid by the Participant to the Company.
(b)For purposes of this Paragraph 20, the phrase “current contract holder or customer of Company or any affiliate” means any contract holder or customer of Company or of Summit that becomes known to Participant during his or her employment with the Company. The term “Company Information” means (i) any secret, proprietary or confidential information or data, including without limitation information received from third parties under confidential conditions; (ii) confidential customer data, including but not limited to customer names, addresses, phone numbers, insurance coverage, expiration dates, risk characteristics, premium rates, commission rates, insurance-loss data, business and personal financial statements, investment data, employee-census data, health information and the like; (iii) established business relationships with Company and its affiliates; and (iv) software and other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interest of Company, its affiliates or their clients.

(c)The Participant acknowledges that Participant’s engaging in activities and behavior in violation of Paragraph 20(a) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Paragraph 20(a) above that Participant disgorge and pay over to the Company any gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

21.Waiver / Unsecured. By accepting the grant of the SARs or exercising it, the Participant waives any right to compensation or damages in consequence of the termination of his or her office or employment with the Company or any Subsidiary for any reason (and whether or not such termination is lawful) insofar as those rights arise or may arise, from his or her ceasing to have rights under or be entitled to exercise any SAR under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement. Prior to the distribution of any shares hereunder, this Grant represents an unsecured obligation, payable only from the general assets of the Company.

22.Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and the SARs granted hereunder shall be governed by Section 11 of the Plan.

23.Representations. The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

24.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns to the Company and all persons lawfully claiming under Participant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first above written. The Participant has accepted and executed this Agreement as of the date written below.

SUMMIT FINANCIAL GROUP, INC.

By: _______________________________

Its: _______________________________

Participant acknowledges receipt of a copy of the Plan, a copy of which is attached, and represents that he or she is familiar with the terms and provisions of the Plan. Participant hereby accepts this SAR subject to all the terms and provisions of the Plan. Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee, and, where applicable, the Board, upon any questions arising under the Plan.

PARTICIPANT

_______________________________

Dated: _______________________________